STATE OF FLORIDA
                                  [LETTERHEAD]
                              DEPARTMENT OF STATE


I certify that the attached is a true and correct copy of the Articles of Amendment, filed on October 5, 1993, to Articles of Incorporation for HOTELVIEW CORPORATION, a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H93000008020. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is P93000064158.




                              Given under my hand and the
                              Great Seal of the State of Florida,
                              at Tallahassee, the Capital, this the
                              Sixth day of October, 1993

Authentication code:  793A00134016-100693-P93000064158-1/1




[left hand corner]
GREAT SEAL OF THE
STATE OF FLORIDA
IN GOD WE TRUST
                                                  /s/ JIM SMITH
                                                  --------------------------
                                                  Jim Smith
                                                  Secretary of State

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              HOTELVIEW CORPORATION


        Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of Hotelview Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, do hereby certify:

        First: That pursuant to Written Consent of a majority of the shareholders and directors of said Corporation, the shareholders and directors approved the amendment to the Corporation's Certificate of Incorporation as follows:

        Article IV of the Corporation's Articles of Incorporation shall be deleted and the following substituted therefor:

                                   ARTICLE IV

                                  CAPITAL STOCK

        The Corporation shall be authorized to issue Twenty Million (20,000,000) shares of common stock with a par value of $.0001 per share.

        The foregoing was adopted by all of the directors of the Corporation pursuant to meeting of the Board of Directors held on September 29, 1993, and by a majority of the shareholders of the common stock of the Corporation present at the Meeting of the Shareholders pursuant to Section 607.0702 of the Florida Business Corporation Act, which shares present and voted at such meeting represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote. Therefore, the number cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

        IN WITNESS WHEREOF, the undersigned being the President of this Corporation, has executed these Articles of Amendment as of the 30th day of September, 1993.

                                            /s/ RANDY S. SELMAN
                                            ------------------------------
                                            RANDY S. SELMAN, President


                                   GAYLE E. COLEMAN, ESQ. FL BAR #857327
                                   ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                   700 SOUTHEAST THIRD AVENUE, 3RD FLOOR
                                   FORT LAUDERDALE, FLORIDA  33316
                                   (305) 463-3174